                                                                     Exhibit 4.1

                              AMENDED AND RESTATED
                            1992 STOCK OPTION PLAN OF
                           SI DIAMOND TECHNOLOGY, INC.

1. Purpose

     SI Diamond Technology, Inc. (the "Corporation") desires to attract and retain the best available talent and encourage the highest level of performance in order to continue to serve the best interests of the Corporation and its shareholders. By affording key personnel the opportunity to acquire proprietary interests in the Corporation and by providing them incentive to put forth maximum efforts for the success of the business, the Amended and Restated 1992 Stock Option Plan of SI Diamond Technology, Inc. (the "1992 Plan") is expected to contribute to the attainment of those objectives.

2. Scope and Duration

     Options under the 1992 Plan may be granted in the form of Awards ("Awards") of incentive stock options ("Incentive Options") as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in the form of nonqualified stock options ("Nonqualified Options"). (Unless otherwise indicated, references in the 1992 Plan to "options" include Incentive Options and Nonqualified Options.) The maximum aggregate number of shares as to which options may be granted from time to time under the 1992 Plan is 3,000,000 shares of the Common Stock of the Corporation ("Common Stock"), which shares may be, in whole or in part, authorized but unissued shares or shares reacquired by the Corporation. If an option shall expire, terminate or be surrendered for cancellation for any reason without having been exercised in full, the shares represented by the option or portion thereof not so exercised shall (unless the 1992 Plan shall have been terminated) become available for subsequent option grant under the 1992 Plan. The 1992 Plan became effective on March 16, 1992, and unless terminated sooner pursuant to paragraph 14, the 1992 Plan shall terminate on March 15, 2002, and no option shall be granted hereunder after that date.

3. Administration

     The 1992 Plan shall be administered by the Compensation Committee of the Board of Directors or by any other committee appointed by the Board of Directors (the "Committee"), which Committee shall consist solely of two or more Non-Employee Directors ("Non-Employee Directors") as such are defined in Rule 16b-3, promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") , or any successor provision.

     The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of the 1992 Plan, to grant options, to determine the purchase price of the Common Stock covered by each option, the term of each option, the persons to whom, and the time or times at which, options shall be granted and the number of shares to be covered by each option; to designate options as Incentive Options or Nonqualified Options; to interpret the 1992 Plan; to prescribe, amend, and rescind regulations relating to the 1992 Plan; to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with options under the 1992 Plan; and to make all other determinations deemed necessary or advisable for the administration of the 1992 Plan. The Committee may also, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this 1992 Plan or an Award or otherwise amend and modify an Award in any manner that is either (i) not adverse to the participant holding such Award or (ii) consented to by such participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, or such person, may have under the 1992 Plan.

4. Eligibility; Factors to be Considered in Granting Options

     Incentive Options shall be limited to persons who have been regular full-time employees of the Corporation or its present and future subsidiaries for more than one year, and, at the grant of any options, are in the employ of the Corporation or its present and future subsidiaries. In determining the employees to whom Incentive Options shall be granted and the number of shares to be covered by each Incentive Option, the Committee shall take into account the nature of employees' duties, their present and potential contributions to the success of the Corporation, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the 1992 Plan. An employee who had been granted an option or options under the 1992 Plan may be granted an additional option or options, subject, in the case of Incentive Options, to such limitations as may be imposed by the Code on such options. Except as provided below, a Nonqualified Option may be granted to any person, including, but not limited to, employees, directors, independent agents, consultants and attorneys, who the Committee believes has contributed, or will contribute, to the success of the Corporation.

5. Option Price

     The purchase price of the Common Stock covered by each option shall be determined by the Committee and, in the case of Incentive Options, shall not be less than 100% of the Fair Market Value (as defined in paragraph 15 below) of a share of the Common Stock on the date on which the option is granted. In the case of Nonqualified Options, the purchase price of an option shall generally be Fair Market Value, although the Committee may grant options with option prices of less than Fair Market Value. Such price shall be subject to adjustment as provided in paragraph 12 below. The

Committee shall determine the date on which an option is granted; in the absence of such a determination, the date on which the Committee adopts a resolution granting an option shall be considered the date on which such option is granted.

6. Term of Option

     The term of each option shall be not more than ten (10) years from the date of grant, as the Committee shall determine, subject to earlier termination as provided in paragraphs 10 and 11 below.

7. Exercise of Options

     (a) Except as provided below, no option granted under the 1992 Plan shall be exercisable prior to the expiration of the first year of its term. Thereafter, subject to the provisions of the 1992 Plan and unless otherwise provided in the option agreement, an option granted under the 1992 Plan shall become exercisable in full at the earlier of the holder's death or the fourth anniversary of the date of grant. Prior thereto, each option shall become exercisable in cumulative installments as follows: to the extent of 25% of the number of shares originally covered thereby on the first anniversary of the date of grant of the option; and to the extent of an additional 25% of the number of shares originally covered thereby on the second, third and fourth anniversary, respectively, of the date of grant of the option. In its discretion, the Committee may, in any case, prescribe different installments or provide that an option may be exercisable in full immediately upon the date of its grant. Notwithstanding the installments set forth above, the Committee may in its sole discretion, provide that an option shall immediately become exercisable in full upon the happening of any of the following events: (i) the first purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock; (ii) the approval by the shareholders of the Corporation of an agreement for a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of the Corporation's assets; (iii) with respect to an employee, on his 65th birthday; or (iv) with respect to an employee, on the employee's involuntary termination from employment. In the event of a question or controversy as to whether any of the events hereinafter described has taken place, a determination by the Committee that such event has or has not occurred shall be conclusive and binding upon the Corporation and participants in the 1992 Plan.

     (b) An option may be exercised, at any time or from time to time (subject, in the case of Incentive Options, to such restrictions as may be imposed by the
Code), as to any or all full shares as to which the option has become exercisable until the expiration of the period set forth in Section 6 hereof, by the delivery to the Corporation, at its principal executive offices, of (i) written notice of exercise in the form specified by the Committee specifying the number of shares of Common Stock with respect to which the option is being exercised and signed by the person exercising the option as provided herein;
(ii) payment of the purchase price; and (iii) in the case of Nonqualified Options, payment in cash of all withholding tax obligations imposed on the Corporation by reason of the exercise of the option. Upon acceptance of such notice, receipt of payment in full, and receipt of payment of all withholding tax obligations, the Corporation shall cause to be issued a certificate representing the shares of Common Stock purchased. In the event the person exercising the option delivers the items specified in (i) and
(ii) of this Subsection 7 (b), but not the item specified in (iii) hereof, if applicable, the option shall still be considered exercised upon acceptance by the Corporation for the full number of shares of Common Stock specified in the notice of exercise but the actual number of shares issued shall be reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock as of the date the option is exercised, is sufficient to satisfy the required amount of withholding tax.

     (c) The purchase price of the shares as to which an option is exercised shall be paid in full at the time of exercise. Payment shall be made in cash, which may be paid by check or other instrument acceptable to the Corporation; in addition, subject to compliance with applicable laws and regulations and such conditions as the Committee may impose, the Committee, in its sole discretion, may on a case-by-case basis elect to accept payment in shares of Common Stock of the Corporation which are already owned by the option holder, valued at the Fair Market Value thereof (as defined in paragraph 15 below) on the date of exercise; provided, however, that with respect to Incentive Options, no such discretion may be exercised unless the option agreement permits the payment of the purchase price in that manner. The Committee may also allow an Optionee to exercise an option by use of the proceeds to be received from the sale of Common Stock issuable pursuant to the option.

     (d) An Option shall become fully exercisable upon a Change in Control (as hereinafter defined) of the Corporation. For purposes of this Plan, a "Change of Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; (b) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person's attaining such percentage interest; (c) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new Director whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

     (e) Except as provided in paragraphs 10 and 11 below, no option granted to an employee may be exercised at any time by such employee unless such employee is then a regular full-time employee of the Corporation or a subsidiary and unless the employee has remained in the continuous employ of the Corporation, any of its subsidiaries or any combination thereof for one year from the date of its grant.

8. Incentive Options

     (a) With respect to Incentive Options granted, the aggregate Fair Market Value (determined in accordance with the provisions of paragraph 15 at the time the Incentive Option is granted) of the Common Stock or any other stock of the Corporation, its parent or subsidiary corporations with respect to which incentive stock options, as defined in Section 422 of the Code, are exercisable for the first time by any employee during the calendar year (under all incentive stock option plans of the Corporation and its parent and subsidiary corporations, as those terms are defined in Section 425 of the Code) shall not exceed $100,000.

     (b) No Incentive Option may be awarded to any employee who immediately prior to the date of the granting of such Incentive Option owns more than 10% of the combined voting power of all classes of stock of the Corporation or any of its subsidiaries unless the exercise price under the Incentive Option is at least 110% of the Fair Market Value and the option expires within five (5) years from the date of the grant.

     (c) In the event of amendments to the Code or applicable regulations relating to the Incentive Options subsequent to the date hereof, the Corporation may amend the provisions of the 1992 Plan, and the Corporation and the employees holding options may agree to amend outstanding option agreements, to conform to such amendments.

9. Non-Transferability of Options

     Incentive Options granted under the 1992 Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and Incentive Options may be exercised during the lifetime of the employee only by the employee.

     The Committee may, in its discretion, authorize all or a portion of Nonqualified Options granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the option agreement pursuant to which such Nonqualified Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Nonqualified

Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original optionee, following which the Nonqualified Options shall be exercisable by the transferee only to the extent, and for the periods specified in paragraphs 10 and 11 below. Notwithstanding the foregoing, should the Committee provide that Nonqualified Options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the Nonqualified Options. In the event of a transfer, as set forth above, the original optionee is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such Nonqualified Options.

10. Termination of Employment

     In the event that the employment of an employee to whom an option has been granted under the 1992 Plan shall be terminated (except as set forth in paragraph 11 below), such option may be, subject to the provisions of the 1992 Plan, exercised (to the extent that the employee was entitled to do so at the termination of his employment) at any time within 30 days after such termination, but not later than the date on which the option terminates; provided, however, that any option which is held by an employee whose employment is terminated for Cause shall, to the extent not theretofore exercised, automatically terminate as of the date of termination of employment. As used herein, "Cause" shall mean conduct amounting to fraud, dishonesty, or negligence, or engaging in competition or solicitations in contradiction and breach of any applicable employment agreement between the Corporation and Holder. In the event of such termination not for Cause, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting of exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to the participant or (ii) consented to by such participant. Options granted to employees under the 1992 Plan shall not be affected by any change of duties or position so long as the holder continues to be a regular full-time employee of the Corporation or any of its subsidiaries. Any option agreement or any rules and regulations relating to the 1992 Plan may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates and the effect of leaves of absence. Nothing in the 1992 Plan or in any option granted pursuant to the 1992 Plan shall confer upon any employee any right to continue in the employ of the Corporation or any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate such employment at any time.

11. Death of Employee

     If an employee to whom an option has been granted under the 1992 Plan shall die while employed by the Corporation or a subsidiary, or within 30 days after the termination of such employment (other than termination for Cause), such option may be exercised, to the extent exercisable by the employee on the date of death, by a legatee or legatees of the employee under the employee's last will, or by the employee's personal representatives or distributees, at any time within six (6) months after the date of the employee's death, but not later than the date on which the option terminates.

12. Adjustment Upon Changes in Capitalization, etc.

     Notwithstanding any of the provisions of the 1992 Plan, the Committee may, at any time, make or provide for such adjustments to the 1992 Plan, to the number and class of shares issuable thereunder or to any outstanding options as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any offer to holders of Common Stock generally relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect to outstanding options and rights, including, in its discretion, revision of outstanding options and rights so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Committee shall be conclusive. Any fractional shares resulting from such adjustments shall be eliminated.

13. Withholding and Employment Taxes

     At the time of exercise of an option, the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If and to the extent authorized and approved by the Committee in its sole discretion, an optionee may elect, by means of a form of election to be prescribed by the Committee, to have shares which are acquired upon exercise of an option withheld by the Company or tender other shares of Common Stock or other securities of the Company owned by the optionee to the Company at the time the amount of such taxes is determined in order to pay the amount of such tax obligations, subject to the following limitations:

     (1) such election shall be irrevocable; and

     (2) such election shall be subject to the disapproval of the Committee at any time.

Any Common Stock or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered. Unless the Committee otherwise determines, the optionee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal and state withholding taxes resulting from the lapse of restrictions imposed on exercise of an option, from a transfer or other disposition of shares acquired upon exercise of an option or otherwise related to the option or the shares acquired upon exercise of the option.

14. Termination and Amendment

     The Committee of the Corporation may suspend, terminate, modify or amend the 1992 Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the 1992 Plan, materially increase the benefits accruing to participants under the 1992 Plan, or materially modify the requirements as to eligibility for participation in the 1992 Plan, shall be subject to the approval of the Corporation's shareholders, except that any such increase or modification that may result from adjustments authorized by paragraph 12 does not require such approval. No suspension, termination, modification or amendment of the 1992 Plan may, without the consent of the employee to whom an option shall theretofore have been granted, affect the rights of such employee under such option.

15. Miscellaneous

     As said term is used in the 1992 Plan, the "Fair Market Value" of a share of Common Stock on any day shall be deemed to mean:

     (a) if the shares of Common Stock are listed on a national securities exchange, the average of the highest and lowest sales price per share of the Common Stock on the principal such national securities exchange on that date, or if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

     (b) if the shares of Common Stock are not so listed but are quoted on the NASDAQ National Market System, the average of the highest and lowest sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

     (c) if the Common Stock is not so listed or quoted, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ; or

     (d) in all other events, "Fair Market Value" shall be determined by the Board of Directors in good faith.

     The Committee may require, as a condition to the exercise of any options granted under the 1992 Plan, that to the extent required at the time of exercise, (i) the shares of Common Stock reserved for purposes of the 1992 Plan shall be duly listed, upon official notice of issuance, upon the stock exchange(s) on which the Common Stock is listed, (ii) a Registration Statement under the Securities Act of 1933, as amended, with respect to such shares shall be effective, and/or (iii) the person exercising such option deliver to the Corporation such documents, agreements and investment and other representations as the Committee shall determine to be in the best interests of the Corporation.